EXHIBIT 10



                        NOTICE TO CERTAIN PARTICIPANTS IN
               THE MORTON INTERNATIONAL, INC. EMPLOYEE SAVINGS AND
           INVESTMENT PLAN, THE MORTON INTERNATIONAL, INC. RETIREMENT
           SAVINGS PLAN, AND THE MORTON INTERNATIONAL, INC. BARGAINING
                    UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN

Dear Plan Participant:

      In previous correspondence dated February 9, 1999, we forwarded materials relating to an offer by MORTON ACQUISITION CORP., an Indiana corporation ("Purchaser") and a wholly-owned subsidiary of ROHM AND HAAS COMPANY, a Delaware corporation ("Parent"), to purchase for cash up to 80,916,766 of the issued and outstanding shares of Common Stock, par value $1.00 per share ("Shares" or "Company Common Stock"), of MORTON INTERNATIONAL, INC., an Indiana corporation ("Company"), and the associated Preferred Stock Purchase Rights issued pursuant to the Rights Agreement, dated as of April 24, 1997, between the Company and First Chicago Trust Company of New York, as amended, (the "Rights Agreement"), at a price of $37.125 per Share, net to the seller in cash, without interest.

      In our prior correspondence, we sought instructions from you with respect to the Offer and the Shares of Company Common Stock allocated to your accounts under the following plans: the Morton International, Inc. Employee Savings And Investment Plan, the Morton International, Inc. Retirement Savings Plan, or the Morton International, Inc. Bargaining Unit Employee Savings And Investment Plan (the "Plans" or individually the "Plan"). The Company has advised us that you have Shares of Company Common Stock allocated to your account under more than one of the Plans. Enclosed you will find a duplicate set of materials previously sent to you with our letter dated February 9, 1999.

      The Company has determined that you may direct the Trustee for each of your accounts under the Plans. For example, you may direct the Trustee to tender all of the Shares allocated to your account under one of the Plans and not to tender any of the Shares allocated to your account under another. In each case, you must follow the instructions contained in our prior correspondence with the additional requirement that you must write the name of the Plan on the top of the instruction form for which you wish to specifically instruct the Trustee. If you properly complete only one instruction form without identifying a specific Plan, all of the Shares allocated to your accounts under the plans will be considered a single account for the purposes of your instruction, and the Trustee will act in accordance with your instructions.


                                          THE NORTHERN TRUST COMPANY

February 10, 1999